FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2001

AVI BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Oregon	0-22613	93-0797222
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification Number)

One S.W. Columbia, Suite 1105
Portland, OR 97258
(Address of principal executive offices)

(503) 227-0554
Registrant's telephone number, including area code

Item 5.  Other Events.

This report and the attached press release contain forward-looking statements that are made pursuant to the Safe Harbor  provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of pre-clinical and clinical testing, the effect of regulation by the FDA and other governmental agencies, the impact of competitive products, product development, commercialization and technical difficulties, and other risks detailed in the Company’s Securities and Exchange filings

Strategic Relationship with Medtronic, Inc. Announced

On May 22, 2001, AVI BioPharma, Inc. ("Company") (NASDAQ: AVII, AVIIW, AVIIZ) and Medtronic, Inc. (NYSE:  MDT) (“Medtronic”) announced, with the release of the joint press release attached hereto as Exhibit 1 hereto, the initiation of an exclusive worldwide agreement to license a family of antisense compounds, including Resten-NG™, which Medtronic expects to load on medical devices, including stents, for use in treating vascular disease.  The relationship is subject to certain pre-closing conditions which are presently expected to be met in June 2001.  The relationship will involve an initial purchase by Medtronic subsidiary at an expected June closing (the "Closing") of approximately 1,408,450 shares of the Company's Common Stock (par value $0.0001) at a price of $7.10 per share and the issuance of a Warrant to acquire 3,000,000 shares of the Company's Common Stock at an exercise price of $10.00 per share to that Medtronic affiliate.  If certain milestones are met, there may be additional future sales of the Company's Common Stock to the Medtronic subsidiary.  Certain license and development and supply agreements will also be entered at the Closing to facilitate the strategic relationship between the parties and the development of the antisense compounds for use in treating vascular disease.  More detailed information regarding the expected transactions will be filed following the Closing.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

1.   Press release dated May 22, 2001 issued by  AVI BioPharma, Inc. and Medtronic, Inc.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on June 6, 2001.

AVI BioPharma, Inc.

By:	/s/ Alan P.Timmins
Alan P. Timmins
President and Chief Operating Officer
(Principal Operating Officer)

EXHIBIT INDEX

Exhibit No.	Document Description

1	Press release dated May 22, 2001 issued by AVI BioPharma, Inc. and Medtronic, Inc.